Exhibit 99.1: Press Release of Paychex, Inc. Dated December 21, 2004

FOR IMMEDIATE RELEASE

John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074.

Access the Webcast of the Paychex, Inc. Second Quarter Earnings Release Conference Call scheduled for December 22, 2004 at 10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS

ROCHESTER, NY, December 21, 2004 — Paychex, Inc. (NASDAQ:PAYX) today announced record net income of $86.9 million, or $.23 diluted earnings per share, for the second quarter ended November 30, 2004, an increase of 8% over net income of $80.7 million, or $.21 diluted earnings per share, for the same period last year. Total revenues were $347.3 million, an 11% increase over $312.1 million for the second quarter last year.

For the six months ended November 30, 2004, the Company reported net income of $174.6 million, or $.46 diluted earnings per share, an increase of 8% over net income of $161.0 million, or $.42 diluted earnings per share, for the same period last year. Total revenues were $692.3 million, an increase of 11% over $621.4 million for the same period last year.

SERVICE REVENUES

For the second quarter ended November 30, 2004, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $334.9 million, an increase of 13% over $297.6 million for the prior year quarter. For the six months ended November 30, 2004, service revenues were $669.1 million, an increase of 13% over $593.5 million for the same period last year.

Payroll service revenue increased 9% in the second quarter and 10% in the six-month period to $278.7 million and $559.1 million, respectively. Positive year-over-year growth in Payroll service revenue resulted from organic client base growth, increased utilization of ancillary services, and price increases. As of November 30, 2004, 90% of all clients utilized the Company’s tax filing and payment services and 64% utilized employee payment services. Major Market Services revenue increased 28% and 29% for the second quarter and six-month period of fiscal 2005 to $42.5 million and $83.5 million, respectively.

Human Resource and Benefits service revenue increased 32% for the second quarter and 31% for the six-month period of fiscal 2005 to $56.2 million and $110.0 million, respectively. The increases reflect growth in clients for Retirement Services, growth in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services, and the benefit of revenue from the April 2004 acquisition of Stromberg time and attendance products. Retirement Services revenue increased 17% in both the second quarter and six-month period of fiscal 2005 to $22.5 million and $43.4 million, respectively. Administrative fee revenue from PAS and PEO products increased 42% in the second quarter and 45% in the six-month period of fiscal 2005 to $16.5 million and $32.5 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients decreased 15% for the second quarter and 17% for the six-month period of fiscal 2005 to $12.4 million and $23.2 million, respectively, which was consistent with the Company’s expectations. The decreases are attributable to lower net realized gains on the sale of available-for-sale securities, partially offset by higher average interest rates earned and higher average portfolio balances resulting from client base growth. Average portfolio balances for both the second quarter and first six months of fiscal 2005 were $2.4 billion, compared with $2.3 billion in both the respective prior year periods. The average interest rates earned by the funds held for clients portfolio were 2.0% for the second quarter and 1.9% for the first six months of fiscal 2005, compared with 1.8% for the respective periods of fiscal 2004. There were no net realized gains included in interest on funds held for clients for the second quarter of fiscal 2005 and $.2 million for the six-month period of fiscal 2005, compared with net realized gains of $4.4 million and $7.1 million for the respective prior year periods.

CONSOLIDATED EXPENSES AND OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 12% in both the second quarter and six-month period of fiscal 2005 over the prior year periods. The increases are due to increases in personnel, information technology, and other costs to support the organic growth of the Company. Higher professional services expenses related to pending legal matters also contributed to the increases in consolidated expenses for both the second quarter and six-month period.

Operating income increased 11% in both the second quarter and six-month period to $126.9 million and $255.6 million, respectively. Operating income growth continues to be impacted by fluctuations in interest rates earned and realized gain comparisons in the funds held for clients investment portfolio. Operating income (excluding interest on funds held for clients) increased 14% and 15% year-over-year in the second quarter and six-month period to $114.5 million and $232.4 million, respectively. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 34% for the second quarter and 35% for the first six months of fiscal 2005, compared with 34% for both the respective prior year periods.

INVESTMENT INCOME, NET

Investment income, net decreased 46% for the second quarter and 44% for the six-month period to $2.8 million and $5.0 million, respectively, which was consistent with the Company’s expectations. The decreases are due to lower net realized gains on the sale of available-for-sale securities and lower average interest rates earned, offset somewhat by higher average portfolio balances. Average portfolio balances for the corporate investment portfolio were approximately $557 million and $544 million for the second quarter and first six months of fiscal 2005, compared with average balances of $415 million and $400 million in the respective prior year periods. The average interest rates earned for the corporate investment portfolio were 2.0% for the second quarter and 1.9% for the first six months of fiscal 2005, compared with 2.5% and 2.7% in the respective prior year periods. There were no net realized gains included in investment income in the second quarter or six-month period of fiscal 2005, compared with $2.7 million and $4.2 million in the respective prior year periods.

INCOME TAXES

The effective income tax rates were 33.0% for both the second quarter and six-month period of fiscal 2005, compared with 32.7% and 32.6% for the respective prior year periods.

Jonathan J. Judge, president and chief executive officer of Paychex, said, “We are pleased with our financial results for the second quarter and first six months of fiscal 2005, which were in line with our expectations. We remain focused on growing our client base, increasing utilization of our ancillary services, and improving our profit margins. Estimated total revenue growth for fiscal 2005 is expected to be in the range of 9% to 11%, accompanied by net income growth in the range of 16% to 18%. In addition, we expect that growth in operating income, excluding interest on funds held for clients, expense charges in fiscal 2004 for pending legal matters, and the net incremental PEO revenue benefit recognized in fiscal 2004, will approximate 15%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 505,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s SEC filings, including the most recent Form 10-K: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, effective execution of expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possibility that internal control weaknesses may be identified during control reviews; potential unfavorable outcomes related to pending legal matters; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in the market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the six months ended
	November 30,	November 30,	November 30,	November 30,
	2004	2003	2004	2003

Revenues:
Service revenues	$334,876	$297,559	$669,079	$593,477
Interest on funds held for clients	12,409	14,540	23,181	27,875

Total revenues	347,285	312,099	692,260	621,352
Operating costs	79,928	74,435	160,274	146,106
Selling, general, and administrative expenses	140,459	122,849	276,420	245,353

Operating income	126,898	114,815	255,566	229,893
Investment income, net	2,751	5,071	5,010	9,020

Income before income taxes	129,649	119,886	260,576	238,913
Income taxes	42,784	39,202	85,990	77,886

Net income	$86,865	$80,684	$174,586	$161,027

Basic earnings per share	$.23	$.21	$.46	$.43

Diluted earnings per share	$.23	$.21	$.46	$.42

Weighted-average common shares outstanding	378,265	377,263	378,185	377,052

Weighted-average shares assuming dilution	379,696	379,649	379,699	379,234

Cash dividends per common share	$.13	$.12	$.25	$.23

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2004	2004

ASSETS
Cash and cash equivalents	$231,907	$219,492
Corporate investments	365,773	304,348
Interest receivable	22,883	22,564
Accounts receivable, net	182,730	135,764
Deferred income taxes	14,429	25,646
Prepaid income taxes	436	1,962
Prepaid expenses and other current assets	22,464	16,938

Current assets before funds held for clients	840,622	726,714
Funds held for clients	2,529,419	2,553,733

Total current assets	3,370,041	3,280,447
Other assets	7,803	8,207
Property and equipment, net	173,842	171,346
Intangible assets, net	77,695	84,551
Goodwill	405,716	405,652

Total assets	$4,035,097	$3,950,203

LIABILITIES
Accounts payable	$25,438	$22,589
Accrued compensation and related items	93,192	87,344
Deferred revenue	3,915	3,650
Legal reserve	35,047	35,047
Other current liabilities	20,723	18,049

Current liabilities before client fund deposits	178,315	166,679
Client fund deposits	2,529,098	2,555,224

Total current liabilities	2,707,413	2,721,903
Deferred income taxes	15,581	14,396
Other long-term liabilities	22,368	13,931

Total liabilities	2,745,362	2,750,230

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares
Issued: 378,337 at November 30, 2004 and 377,968 at May 31, 2004	3,783	3,780
Additional paid-in capital	234,629	227,164
Retained earnings	1,051,763	971,738
Accumulated other comprehensive loss	(440)	(2,709)

Total stockholders’ equity	1,289,735	1,199,973

Total liabilities and stockholders’ equity	$4,035,097	$3,950,203

(A)	The combined funds held for clients and corporate investment portfolio available-for-sale securities balances reflected net unrealized losses of $.6 million at November 30, 2004, compared with net unrealized losses of $4.2 million at May 31, 2004. During the first six months of fiscal 2005, the net unrealized gain/(loss) position ranged from a net unrealized loss of $7.5 million to a net unrealized gain of $10.6 million. The Company’s investment portfolios reflected a net unrealized gain position of approximately $2.3 million at December 17, 2004.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions will not be amortized, but will be tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.